EXHIBIT 99.1
INVESTOR RELATIONS CONTACT:
Julie Pierce
Director of SEC Reporting, StarTek, Inc.
303-262-4587
julie.pierce@startek.com
StarTek, Inc. Reports Second Quarter 2008 Results
Strong Demand Fuels 11.5% Revenue Increase
DENVER — July 31, 2008 - StarTek, Inc. (NYSE:SRT) today announced its financial results for the second quarter ended June 30, 2008. The Company reported its third consecutive double digit quarterly revenue increase, growing 11.5% to $65.6 million, compared to $58.8 million in the second quarter of 2007. Despite strong top line growth, StarTek reported a net loss of $0.31 per share, which included $5.5 million of impairment and restructuring charges. This compares to a $0.23 per share loss in the same quarter in 2007, which included impairment and restructuring charges totaling $3.0 million. Absent those charges in both periods, the Company lost $0.07 per share in the second quarter of 2008, compared to a second quarter 2007 loss of $0.06.
“We are pleased with our top line revenue growth, and progress made on several strategic initiatives,” said Larry Jones, President and CEO. “We successfully launched our Mansfield, Ohio site, and our expansion efforts in Jonesboro, Arkansas and the Philippines progressed nicely. In addition to achieving our revenue growth targets, we took necessary steps in our site optimization program by announcing plans to close our Big Spring, Texas facility, and impair certain Canadian assets. Charges related to those actions, along with isolated operational challenges in certain U.S. sites, translated into overall margins that were lower than expected. We are hopeful that the actions taken this quarter will position us well for improved performance in the future,” concluded Jones.
Summary of Financial Results
StarTek, Inc. reported an increase in revenue of 11.5% to $65.6 million, compared to $58.8 million in the second quarter of 2007, and for the first half of 2008, revenue increased 11.9% to $130.4 million, up from $116.5 million in 2007. The strong revenue growth reflects a healthy demand environment and execution of the Company’s new site expansion strategy. Revenue also grew 1.3% compared to the first quarter of 2008, as the Company’s new Mansfield, Ohio site successfully launched, offset by lower revenue from a previously announced lost client.
Gross profit as a percentage of revenue declined to 12.8% in the second quarter of 2008, compared to 14.5% in the second quarter of 2007, and 14.8% in the first quarter of 2008. The decrease compared to 2007 and the sequential decline are attributed to the previously mentioned client loss, lower capacity utilization associated with the Company’s initial ramp of its new Mansfield, Ohio and Jonesboro, Arkansas sites, and isolated operational challenges in certain U.S. sites.

As expected, SG&A expenses increased by $0.1 million compared to the first quarter of 2008, due to incremental costs associated with the Mansfield, Jonesboro and Philippine site launches. The Company incurred impairment and restructuring charges totaling $5.5 million associated with a site closure, a write down of previously capitalized software, impairment of certain Canadian assets, and the adjustment of a Canadian lease reserve.
As a result of the gross margin decline and impairment and restructuring charges the Company reported a second quarter 2008 operating loss of $7.3 million, compared to a loss of $3.5 million for the same period in 2007. On a per share basis, the Company reported a loss of $0.31 per share in the second quarter of 2008, compared to a $0.23 loss per share in the same quarter of 2007.
For further detailed information on revenue, margin and operating metrics, please refer to the newly published Financial Scorecard posted on the Investor Relations section of our website (www.startek.com).
Q2 Accomplishments
The Company continues to execute on its plan to grow revenue and return to profitability. During this quarter the Company:
•	Successfully launched its Mansfield, Ohio site
•	Renewed its contract with AT&T Mobility through April 2010
•	Secured add on business with two existing clients
•	Signed a lease on an 1,100 seat facility in the Philippines scheduled to launch in the fourth quarter of 2008
•	Positioned the Jonesboro facility for a successful August 2008 launch
•	Re-organized operational responsibilities in support of growth
“Although we are disappointed in the financial results of this past quarter, good progress was made toward meeting our long-term strategic objectives,” said Larry Jones, President and CEO. “Our re-alignment of operations, assessment of non-performing sites, and opening new locations in pursuit of top line growth are all consistent with the overall plan of growing the business and returning the Company to sustained profitability,” concluded Jones.
Conference Call and Webcast Details
StarTek will host a conference call today, July 31, 2008, to discuss the second quarter 2008 financial results at 9:00 a.m. MDT (11:00 a.m. EDT). To participate in the teleconference, please call toll-free 866-700-6067 (or 617-213-8834 for international callers) and enter “76446259”. You may also listen to the teleconference live via the Internet at www.startek.com.
For those that cannot access the live broadcast, a replay will be available by dialing toll-free 888-286-8010 (or 617-801-6888 for international callers) and enter “86694406” from July 31, 2008 at 11:00 a.m. MDT through August 7, 2008. The replay will also be available at www.startek.com.

About StarTek
StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with its clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 20 operational facilities. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.
Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.
The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to delay in the supply of materials, construction of improvements, or obtaining permits and licenses, trend of communications companies to out-source non-core services, dependence on and requirement to recruit qualified employees, labor costs, need to retain key management personnel, lack of success of our clients’ products or services, risks related to our contracts, decreases in numbers of vendors used by clients or potential clients, inability to effectively manage growth, risks associated with advanced technologies, highly competitive markets, foreign exchange risks and other risks relating to conducting business outside North America, lack of a significant international presence, geopolitical military conditions, interruption to our business, and increasing costs of or interruptions in telephone and data services. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$65,619	$58,832	$130,364	$116,479
Cost of services	57,205	50,295	112,367	99,032

Gross profit	8,414	8,537	17,997	17,447
Selling, general and administrative expenses	10,227	9,040	20,317	18,432
Impairment losses and restructuring charges	5,500	3,018	5,608	3,018

Operating loss	(7,313)	(3,521)	(7,928)	(4,003)
Net interest and other income	90	143	400	331

Loss before income taxes	(7,223)	(3,378)	(7,528)	(3,672)
Income tax (benefit) expense	(2,704)	65	(2,678)	(40)

Net loss	$(4,519)	$(3,443)	$(4,850)	$(3,632)

Net loss per share:
Basic	$(0.31)	$(0.23)	$(0.33)	$(0.25)

Diluted	$(0.31)	$(0.23)	$(0.33)	$(0.25)

Weighted average shares outstanding
Basic	14,706	14,696	14,706	14,696
Diluted	14,706	14,696	14,706	14,696

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	As of
	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash, cash equivalents and investments	$33,354	$39,375
Trade accounts receivable	49,828	48,887
Other current assets	6,698	4,910

Total current assets	89,880	93,172
Property, plant and equipment, net	57,102	57,532
Other assets	5,454	4,754

Total assets	$152,436	$155,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued liabilities and other current liabilities	$24,560	$23,008
Current portion of long-term debt	3,649	3,975

Total current liabilities	28,209	26,983
Long-term debt, less current portion	5,744	7,380
Other liabilities	5,064	2,881

Total liabilities	39,017	37,244

Stockholders’ equity	113,419	118,214

Total liabilities and stockholders’ equity	$152,436	$155,458

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Operating Activities
Net loss	$(4,850)	$(3,632)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,085	8,429
Impairment losses	4,070	3,018
Non-cash compensation cost	614	533
Changes in operating assets and liabilities and other, net	674	4,509

Net cash provided by operating activities	9,593	12,857

Investing Activities
Proceeds from (purchases of) investments available for sale, net	(1,430)	(10,628)
Purchases of property, plant and equipment	(12,733)	(6,141)

Net cash used in investing activities	(14,163)	(16,769)

Financing Activities
Principal payments on borrowings	(2,179)	(2,716)
Proceeds from line of credit, net of payments	—	—
Other financing, net	(25)	—

Net cash used in financing activities	(2,204)	(2,716)
Effect of exchange rate changes on cash	(570)	324

Net decrease in cash and cash equivalents	(7,344)	(6,304)
Cash and cash equivalents at beginning of period	23,026	33,437

Cash and cash equivalents at end of period	$15,682	$27,133

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Dollars in thousands)
(unaudited)
Non-GAAP Financial Measures
The information presented in this press release reports net loss per share excluding the impairment and restructuring charges, which is a non-GAAP measure. The following table provides a reconciliation of (i) adjusted gross profit, from which adjusted margin is calculated, to gross margin calculated in accordance with GAAP, (ii) adjusted operating loss to operating loss calculated in accordance with GAAP, and (iii) adjusted net loss to net loss calculated in accordance with GAAP. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles in the United States (GAAP). It is provided solely to assist in an investor’s understanding of the impact of the impairment and restructuring charges on the comparability of the Company’s operations. A reconciliation of the GAAP amounts to the non-GAAP amounts is shown below.
Three Months Ended June 30, 2008 and 2007

									Variance
									from Q208
	Three Months Ended June 30, 2008				Three Months Ended June 30, 2007				to Q207
				Non-				Non-	Non-
	GAAP	Adj.		GAAP	GAAP	Adj.		GAAP	GAAP
Revenue	$65,619	$—		$65,619	$58,832	$—		$58,832	$6,787
Cost of services	57,205	—		57,205	50,295	—		50,295	6,910

Gross profit	8,414	—		8,414	8,537	—		8,537	(123)
Gross margin	12.8%			12.8%	14.5%			14.5%	-1.7%

Selling, general & administrative	10,227	—		10,227	9,040	—		9,040	1,187
Impairment & restructuring	5,500	(5,500	)(a)	—	3,018	(3,018	)(a)	—	—

Operating loss	(7,313)	5,500		(1,813)	(3,521)	3,018		(503)	(1,310)
Net interest and other income	90	—		90	143	—		143	(53)

Loss before income taxes	(7,223)	5,500		(1,723)	(3,378)	3,018		(360)	(1,363)
Income tax (benefit) expense	(2,704)	1,964	(b)	(740)	65	482	(b)	547	(1,287)

Net loss	$(4,519)	$3,536		$(983)	$(3,443)	$2,536		$(907)	$(76)

Net loss per share	$(0.31)			$(0.07)	$(0.23)			$(0.06)	$(0.01)

(a)	Adjustment to subtract impairment losses and restructuring charges

(b)	Adjustment to record associated income tax effect of impairment and restructuring adjustment